Exhibit 99.1

Press Release Source; SavWatt USA, Inc. On Wednesday October 27, 2010,
4:51 am EDT

BALTIMORE, MF--(Marketwire - 10/27/10) - SavWatt USA, Inc. (Pinsheets: SAVW -
News) formerly (Pinksheets: LDVK - News), pioneers in LED lighting, announced today the official FINRA change of the company's name to SavWatt USA, Inc. and a new symbol SAVW, to be effective today. SavWatt a fully reporting current SEC filer will now seek permission to be traded on the OTCBB exchange.

About SavWatt

SavWatt is leading the LED lighting revolution and setting the stage to obsolete the incandescent light bulb through the use of energy-efficient, environmentally friendly LED lighting. SavWatt is a market-leading innovator of LED lighting. SavWatt's product families include LED fixtures, bulbs, Street Lights and Parking Lights. For additional product and company information, please refer to www.savwatt.com